Exhibit 99.1

Selective Reports Fourth Quarter and Year-End 2023 Results

Net Income of $2.01 per Diluted Common Share and Non-GAAP Operating Income1 of $1.94 per
Diluted Common Share; Return on Common Equity ("ROE") of 18.9% and Non-GAAP Operating ROE1 of 18.2%

Full Year 2023 ROE of 14.3% and Non-GAAP Operating ROE1 of 14.4%; Achieved 10th Consecutive Year of Double-Digit Non-GAAP Operating ROE1

In the fourth quarter of 2023:

•Net premiums written ("NPW") increased 17% from the fourth quarter of 2022;
•The GAAP combined ratio was 93.7%, 1-point better than the fourth quarter of 2022;
•Commercial Lines renewal pure price increases averaged 7.3%, up 1.7 points from 5.6% in the fourth quarter of 2022;
•After-tax net investment income was $78 million, up 20% compared to the fourth quarter of 2022;
•Book value per common share was $45.42, up 13% from last quarter; and
•Adjusted book value per common share¹ was $50.03, up 3% from last quarter.

Branchville, NJ - January 31, 2024 - Selective Insurance Group, Inc. (NASDAQ: SIGI) reported financial results for the fourth quarter ended December 31, 2023, with net income per diluted common share of $2.01 and non-GAAP operating income1 per diluted common share of $1.94.

For the quarter, Selective reported a combined ratio of 93.7%, 1-point better than a year ago. NPW grew 17% from a year ago with strong top-line growth across all three insurance segments. After-tax net investment income increased to $78 million, 20% higher than the fourth quarter of 2022. This strong underwriting and investment performance generated non-GAAP operating ROE1 of 18.2%.

For the year, Selective generated net income per diluted common share of $5.84 and non-GAAP operating income1 per diluted common share of $5.89. The 2023 combined ratio was a profitable 96.5% and overall NPW increased 16% from a year ago. After-tax net investment income was $310 million, 33% higher than 2022.

“2023 marked a significant milestone for Selective as we achieved our 10th consecutive year of double-digit operating ROE and exceeded $4 billion of net premiums written for the first time in our nearly 100-year history,” said John J. Marchioni, Chairman, President and Chief Executive Officer.

“Our annual operating ROE of 14.4% exceeded our 12% target, and net premiums written increased 16%. In an environment of elevated and uncertain loss trends, we remain focused on disciplined underwriting to consistently achieve our 95% combined ratio target. Standard Commercial Lines and Excess & Surplus Lines, representing approximately 90% of NPW, are performing at or better than our combined ratio target and producing excellent top-line growth. As we continue our transition to the mass affluent market, aggressive profit improvement plans are underway in Standard Personal Lines.”

“Selective’s consistent ROE, averaging 12.2% over the past decade, is a significant accomplishment. During this time, we more than doubled NPW and book value per share, nearly tripled operating income, and advanced key strategic initiatives. Our talented employees and close relationships with distribution partners are two core competitive advantages enabling us to uniquely serve our customers and generate profitable growth. We are very well-positioned heading into 2024,” concluded Mr. Marchioni.

Operating Highlights

Consolidated Financial Results	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ and shares in millions, except per share data	2023		2022			2023		2022
Net premiums written	$991.5		849.7	17%		$4,134.5		3,573.6	16%
Net premiums earned	1,001.2		872.8	15		3,827.6		3,373.4	13
Net investment income earned	98.6		81.4	21		388.7		288.2	35
Net realized and unrealized gains (losses), pre-tax	5.4		(5.9)	(192)		(3.6)		(114.8)	(97)
Total revenues	1,110.7		952.2	17		4,232.1		3,558.1	19
Net underwriting income (loss), after-tax	50.2		36.4	38		104.9		131.8	(20)
Net investment income, after-tax	78.4		65.5	20		309.5		232.2	33
Net income available to common stockholders	122.5		84.2	46		356.0		215.7	65
Non-GAAP operating income[1]	118.3		88.9	33		358.8		306.4	17
Combined ratio	93.7%		94.7	(1.0)	pts	96.5%		95.1	1.4	pts
Loss and loss expense ratio	62.4		62.4	—		64.9		62.7	2.2
Underwriting expense ratio	31.1		32.1	(1.0)		31.4		32.3	(0.9)
Dividends to policyholders ratio	0.2		0.2	—		0.2		0.1	0.1
Net catastrophe losses	2.5	pts	5.2	(2.7)		6.4	pts	4.3	2.1
Non-catastrophe property losses and loss expenses	17.2		18.5	(1.3)		17.0		18.3	(1.3)
(Favorable) unfavorable prior year reserve development on casualty lines	1.0		(4.4)	5.4		(0.2)		(2.5)	2.3
Net income available to common stockholders per diluted common share	$2.01		1.38	46%		$5.84		3.54	65%
Non-GAAP operating income per diluted common share[1]	1.94		1.46	33		5.89		5.03	17
Weighted average diluted common shares	61.0		60.9	—		61.0		60.9	—
Book value per common share	$45.42		38.57	18		45.42		38.57	18
Adjusted book value per common share[1]	50.03		45.49	10		50.03		45.49	10

Overall Insurance Operations

For the fourth quarter, overall NPW increased 17%, or $142 million, from a year ago, reflecting new business growth and effective management of our renewal portfolio. Average renewal pure price increased 7.4%, with stable retention and increased exposure. Selective's 93.7% combined ratio in the quarter improved 1.0 point from a year ago, with lower catastrophe and non-catastrophe property losses and an improved expense ratio partially offset by prior year casualty reserve development. Net unfavorable prior year casualty reserve development totaled $10 million, increasing the combined ratio 1.0 point. A year ago, prior year favorable casualty reserve development was $38 million, reducing the combined ratio by 4.4 points. The underlying combined ratio of 90.2% was 3.7 points better than a year ago.

For the year, overall NPW increased 16% reflecting growth in each insurance segment. The reported combined ratio of 96.5% was in line with our 2023 guidance. However, it was 1.4 points higher than a year ago, as elevated catastrophe losses and less favorable prior year casualty reserve development were partially offset by an improved expense ratio and a lower non-catastrophe property loss and loss expense ratio. This underwriting profitability contributed 4.2 points of ROE in 2023.

Standard Commercial Lines Segment

For the fourth quarter, Standard Commercial Lines premiums (representing 77% of total NPW) increased 13% from a year ago. The premium growth reflected average renewal pure price increases of 7.3%, new business growth of 14%, strong exposure growth, and stable retention of 86%. The fourth quarter combined ratio was 93.1%, reflecting lower catastrophe and non-catastrophe property losses and an improved expense ratio compared to the prior-year period. These improvements were partially offset by unfavorable prior year casualty reserve development of $5 million, or 0.6 points, compared to $33 million, or 4.7 points, of favorable development in the prior-year period. The fourth quarter 2023 prior year casualty reserve development included unfavorable development in general liability of $55 million, which was primarily due to increased severities in accident years 2015 through 2020. This was partially offset by $50 million of favorable development in workers compensation, which experienced better than expected severity in older accident years. A year ago, favorable prior year casualty reserve development was primarily due to workers compensation related to lower-than-expected severity in older accident years. The following table shows the variances relative to the 95.5% combined ratio a year ago:

Standard Commercial Lines Segment	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2023		2022			2023		2022
Net premiums written	$764.3		676.6	13%		$3,281.3		2,902.0	13%
Net premiums earned	792.1		705.7	12		3,071.8		2,739.8	12
Combined ratio	93.1%		95.5	(2.4)	pts	94.9%		94.8	0.1	pts
Loss and loss expense ratio	61.0		62.3	(1.3)		62.5		61.5	1.0
Underwriting expense ratio	31.9		33.0	(1.1)		32.2		33.1	(0.9)
Dividends to policyholders ratio	0.2		0.2	—		0.2		0.2	—
Net catastrophe losses	2.0	pts	5.7	(3.7)		4.9	pts	3.5	1.4
Non-catastrophe property losses and loss expenses	15.4		16.5	(1.1)		15.0		16.8	(1.8)
(Favorable) unfavorable prior year reserve development on casualty lines	0.6		(4.7)	5.3		(0.5)		(3.0)	2.5

Standard Personal Lines Segment

For the fourth quarter, Standard Personal Lines premiums (representing 11% of total NPW) increased 27% from a year ago. Renewal pure price increases averaged 8.9%, retention was 87%, and new business was up $3.7 million from last year as we continued our transition to the mass affluent market. The fourth quarter combined ratio was 116.9%, including 9.1 points of catastrophe losses. The combined ratio was also impacted by a 10.8-point increase in current-year loss costs and 5.0 points of unfavorable prior year casualty reserve development, both driven by personal auto. The following table shows the variances relative to the 99.9% combined ratio a year ago:

Standard Personal Lines Segment	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2023		2022			2023		2022
Net premiums written	$107.0		84.6	27%		$414.6		319.1	30%
Net premiums earned	101.0		77.8	30		365.2		299.4	22
Combined ratio	116.9%		99.9	17.0	pts	121.7%		102.4	19.3	pts
Loss and loss expense ratio	91.7		75.4	16.3		96.7		77.2	19.5
Underwriting expense ratio	25.2		24.5	0.7		25.0		25.2	(0.2)
Net catastrophe losses	9.1	pts	5.3	3.8		19.0	pts	13.6	5.4
Non-catastrophe property losses and loss expenses	42.4		45.7	(3.3)		43.0		39.1	3.9
Unfavorable prior year reserve development on casualty lines	5.0		—	5.0		3.8		—	3.8

Excess and Surplus Lines Segment

For the fourth quarter, Excess and Surplus Lines premiums (representing 12% of total NPW) increased 36% compared to the prior-year period, driven by average renewal pure price increases of 6.1% and new business growth of 58%. The fourth quarter combined ratio improved 8.1 points from a year ago to 76.2%. Non-catastrophe property losses, net catastrophe losses, and the expense ratio were lower than a year ago. The following table shows the variances relative to the 84.3% combined ratio a year ago:

Excess and Surplus Lines Segment	Quarter ended December 31,			Change		Year-to-Date December 31,			Change
$ in millions	2023		2022			2023		2022
Net premiums written	$120.2		88.5	36%		$438.6		352.5	24%
Net premiums earned	108.1		89.3	21		390.6		334.2	17
Combined ratio	76.2%		84.3	(8.1)	pts	86.0%		90.9	(4.9)	pts
Loss and loss expense ratio	45.9		52.3	(6.4)		54.3		58.8	(4.5)
Underwriting expense ratio	30.3		32.0	(1.7)		31.7		32.1	(0.4)
Net catastrophe losses	(0.7)	pts	1.6	(2.3)		6.3	pts	2.9	3.4
Non-catastrophe property losses and loss expenses	6.8		10.5	(3.7)		8.2		11.9	(3.7)
(Favorable) prior year reserve development on casualty lines	—		(5.6)	5.6		(1.3)		(1.5)	0.2

Investments Segment

For the fourth quarter, after-tax net investment income of $78 million was 20% higher than the prior-year period. Pre-tax investment income from the fixed income securities portfolio increased 22% compared to the fourth quarter of 2022.

For the year, after-tax investment income of $310 million was up $77 million, or 33%, compared to 2022. Both the quarter and full-year results benefited from higher interest rates, active portfolio management, and operating and investing cash flow deployment. With the increased portfolio yield and invested assets per dollar of common stockholders' equity of $3.16 on December 31, 2023, the Investments segment generated 12.4 points of non-GAAP operating ROE in 2023.

Investments Segment	Quarter ended December 31,		Change		Year-to-Date December 31,		Change
$ in millions, except per share data	2023	2022			2023	2022
Net investment income earned, after-tax	$78.4	65.5	20%		$309.5	232.2	33%
Net investment income per common share	1.29	1.08	19		5.08	3.81	33
Effective tax rate	20.4%	19.6	0.8	pts	20.4%	19.4	1.0	pts
Average yields:
Portfolio:
Pre-tax	4.7	4.2	0.5		4.7	3.6	1.1
After-tax	3.7	3.4	0.3		3.7	2.9	0.8
Fixed income securities:
Pre-tax	5.1%	4.6	0.5	pts	4.9%	3.9	1.0	pts
After-tax	4.0	3.7	0.3		3.9	3.1	0.8
Annualized ROE contribution	12.1	11.5	0.6		12.4	9.4	3.0

Balance Sheet

$ in millions, except per share data	December 31, 2023	December 31, 2022	Change
Total assets	$11,802.5	10,802.3	9%
Total investments	8,693.7	7,837.5	11
Long-term debt	503.9	504.7	—
Stockholders’ equity	2,954.4	2,527.6	17
Common stockholders' equity	2,754.4	2,327.6	18
Invested assets per dollar of common stockholders’ equity	3.16	3.37	(6)
Net premiums written to policyholders' surplus	1.51	1.44	5
Book value per common share	45.42	38.57	18
Adjusted book value per common share[1]	50.03	45.49	10
Debt to total capitalization	14.6%	16.6%	(2.0)	pts

Book value per common share increased by $6.85, or 18% during 2023. The increase was primarily driven by $5.84 of net income per diluted common share and a $2.27 reduction in after-tax net unrealized losses on our fixed income securities portfolio. This was partially offset by $1.25 of dividends on our common stock paid to shareholders. The decrease in after-tax net unrealized losses on our fixed income securities portfolio was primarily due to declining interest rates and tighter credit spreads in the fourth quarter. During 2023, the Company did not repurchase any shares of common stock. Capacity under the existing repurchase authorization was $84.2 million as of December 31, 2023.

Selective's Board of Directors declared:

•    A quarterly cash dividend on common stock of $0.35 per common share that is payable March 1, 2024, to holders of record on February 15, 2024; and
•    A quarterly cash dividend of $287.50 per share on our 4.60% Non-Cumulative Preferred Stock, Series B (equivalent to $0.28750 per depositary share) payable on March 15, 2024, to holders of record as of February 29, 2024.

Guidance
For 2024, our full-year expectations are as follows:
•A GAAP combined ratio of 95.5%, including net catastrophe losses of 5.0 points. Our combined ratio estimate assumes no prior year casualty reserve development;
•After-tax net investment income of $360 million that includes after-tax net investment income from alternative investments of $32 million;
•An overall effective tax rate of approximately 21.0%, which assumes an effective tax rate of 20.5% for net investment income and 21% for all other items; and
•Weighted average shares of 61.5 million on a fully diluted basis.

The supplemental investor package, with financial information not included in this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 11:00 AM ET, on Thursday, February 1, 2024, on www.Selective.com. The webcast will be available for rebroadcast until the close of business on March 1, 2024.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. (Nasdaq: SIGI) is a holding company for 10 property and casualty insurance companies rated "A+" (Superior) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program's Write Your Own Program. Selective's unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including listing in Forbes Best Midsize Employers in 2023 and certification as a Great Place to Work® in 2023 for the fourth consecutive year. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating income per diluted common share, and non-GAAP operating return on common equity differ from net income available to common stockholders, net income available to common stockholders per diluted common share, and return on common equity, respectively, by the exclusion of after-tax net realized and unrealized gains and losses on investments included in net income. Adjusted book value per common share differs from book value per common share by excluding total after-tax unrealized gains and losses on investments included in accumulated other comprehensive (loss) income. These non-GAAP measures are used as important financial measures by management, analysts, and investors, because the timing of realized and unrealized investment gains and losses on securities in any given period is largely discretionary. In addition, net realized and unrealized gains and losses on investments could distort the analysis of trends. These operating measurements are not intended to be a substitute for net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share prepared in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of net income available to common stockholders, net income available to common stockholders per diluted common share, return on common equity, and book value per common share to non-GAAP operating income, non-GAAP operating income per diluted common share, non-GAAP operating return on common equity, and adjusted book value per common share, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income Available to Common Stockholders to Non-GAAP Operating Income

$ in millions	Quarter ended December 31,		Year-to-Date December 31,
	2023	2022	2023	2022
Net income available to common stockholders	$122.5	84.2	356.0	215.7
Net realized and unrealized investment (gains) losses included in net income, before tax	(5.4)	5.9	3.6	114.8
Tax on reconciling items	1.1	(1.2)	(0.7)	(24.1)
Non-GAAP operating income	$118.3	88.9	358.8	306.4

Reconciliation of Net Income Available to Common Stockholders per Diluted Common Share to Non-GAAP Operating Income per Diluted Common Share

	Quarter ended December 31,		Year-to-Date December 31,
	2023	2022	2023	2022
Net income available to common stockholders per diluted common share	$2.01	1.38	5.84	3.54
Net realized and unrealized investment (gains) losses included in net income, before tax	(0.09)	0.10	0.06	1.89
Tax on reconciling items	0.02	(0.02)	(0.01)	(0.40)
Non-GAAP operating income per diluted common share	$1.94	1.46	5.89	5.03

Reconciliation of Return on Common Equity to Non-GAAP Operating Return on Common Equity

	Quarter ended December 31,		Year-to-Date December 31,
	2023	2022	2023	2022
Return on Common Equity	18.9%	14.8	14.3	8.8
Net realized and unrealized investment (gains) losses included in net income, before tax	(0.8)	1.0	0.1	4.7
Tax on reconciling items	0.1	(0.2)	—	(1.1)
Non-GAAP Operating Return on Common Equity	18.2%	15.6	14.4	12.4

Reconciliation of Book Value per Common Share to Adjusted Book Value per Common Share

	Quarter ended December 31,		Year-to-Date December 31,
	2023	2022	2023	2022
Book value per common share	$45.42	38.57	45.42	38.57
Total unrealized investment (gains) losses included in accumulated other comprehensive (loss) income, before tax	5.83	8.75	5.83	8.75
Tax on reconciling items	(1.22)	(1.83)	(1.22)	(1.83)
Adjusted book value per common share	50.03	45.49	50.03	45.49

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a forward-looking statement safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements discuss our intentions, beliefs, projections, estimations, or forecasts of future events and financial performance. They involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, activity levels, or performance to materially differ from those in or implied by the forward-looking statements. In some cases, forward-looking statements include the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” “continue,” or comparable terms. Our forward-looking statements are only predictions; we cannot guarantee or assure that such expectations will prove correct. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, except as may be required by law.

Factors that could cause our actual results to differ materially from what we project, forecast, or estimate in forward-looking statements include, without limitation:
•Challenging conditions in the economy, global capital markets, the banking sector, and commercial real estate, including prolonged higher inflation, could increase loss costs and negatively impact investment portfolios;
•Deterioration in the public debt, public equity, or private investment markets that could lead to investment losses and interest rate fluctuations;
•Ratings downgrades on individual securities we own could affect investment values and, therefore, statutory surplus;
•The adequacy of our loss reserves and loss expense reserves;
•Frequency and severity of catastrophic events, including natural events that may be impacted by climate change, such as hurricanes, severe convective storms, tornadoes, windstorms, earthquakes, hail, severe winter weather, floods, and fires, and man-made events such as criminal and terrorist acts, including cyber-attacks, explosions, and civil unrest;
•Adverse market, governmental, regulatory, legal, or judicial conditions or actions;
•The significant geographic concentration of our business in the eastern portion of the United States;
•The cost, terms and conditions, and availability of reinsurance;
•Our ability to collect on reinsurance and the solvency of our reinsurers;
•The impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;
•Related to COVID-19, we have successfully defended against payment of COVID-19-related business interruption losses based on our policies' terms, conditions, and exclusions. However, should the highest courts determine otherwise, our loss and loss expenses may increase, our related reserves may not be adequate, and our financial condition and liquidity may be materially impacted.
•Ongoing wars and conflicts impacting global economic, banking, commodity, and financial markets, exacerbating ongoing economic challenges, including inflation and supply chain disruption, which influences insurance loss costs, premiums, and investment valuations;
•Uncertainties related to insurance premium rate increases and business retention;
•Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•The effects of data privacy or cyber security laws and regulations on our operations;
•Major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues, and/or increased expenses, particularly if we experience a significant privacy breach;
•Potential tax or federal financial regulatory reform provisions that could pose certain risks to our operations;
•Our ability to maintain favorable financial ratings, which may include sustainability considerations, from rating agencies, including AM Best, Standard & Poor’s, Moody’s, and Fitch;
•Our entry into new markets and businesses; and
•Other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including our Annual Report on Form 10-K and other periodic reports.

Investor Contact: Brad B. Wilson 973-948-1283 Brad.Wilson@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com